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                                                                    EXHIBIT 12.1

                   LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)

                                                                                                                       FOR THE THREE
                                                                                                                        MONTHS ENDED
                                                                       FOR THE YEARS ENDED DECEMBER 31,                  MARCH 31,
                                                       --------------------------------------------------------------  -------------
(In thousands, except ratio)                              2002         2001          2000         1999        1998          2003
                                                       ----------   ----------    ----------   ----------   ---------  -------------
EARNINGS AS DEFINED:

Income (loss) before income taxes, cumulative effect
   of accounting change, minority interest and income
   or loss from equity investees                       $   91,998   $  (44,271)   $  100,576   $  123,138   $  88,817    $    2,504

Fixed charges                                              59,490       69,188        81,772       48,688      30,225        11,964
                                                       ----------   ----------    ----------   ----------   ---------    ----------

Earnings as defined                                    $  151,488   $   24,917    $  182,348   $  171,826   $ 119,042    $   14,468
                                                       ----------   ----------    ----------   ----------   ---------    ----------


FIXED CHARGES AS DEFINED:

Interest expense, including amortization of
   deferred finance charges                            $   36,480   $   45,888    $   59,339   $   35,888   $  20,825    $    7,466

Portion of rental expense representative of the
   interest factor                                         23,010       23,300        22,433       12,800       9,400         4,498
                                                       ----------   ----------    ----------   ----------   ---------    ----------

Fixed charges as defined                               $   59,490   $   69,188    $   81,772   $   48,688   $  30,225    $   11,964
                                                       ----------   ----------    ----------   ----------   ---------    ----------

RATIO OF EARNINGS TO FIXED CHARGES(1)                        2.55           --          2.23         3.53        3.94          1.21
                                                       ----------   ----------    ----------   ----------   ---------    ----------


(1) Due to restructuring charges in 2001 of $73.2 million (of which $7.8 million was included in cost of goods sold), additional earnings of $44.3 million would have been necessary to cover fixed charges.